Exhibit 23.1

We consent to the incorporation by reference in the Registration Statement on Form S-1 of OICco Acquisition III, Inc. (hereinafter the “Company”) of our report dated March 21, 2011, with respect to the balance sheet as of December 31, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on March 31, 2010 through December 31, 2010 of the Company included in this Registration Statement on Form S-1 for the period from the date of inception on March 31, 2010 to December 31, 2010.

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
March 23, 2011 ___________________________________
Date